Exhibit 10.2

VERMILLION, INC.

2019 STOCK INCENTIVE PLAN

____________________________

Restricted Stock Unit Award Agreement

____________________________

You are hereby awarded Restricted Stock Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement” or “Award”), and in the Vermillion, Inc. 2019 Stock Incentive Plan (the “Plan”).  A copy of the Plan is attached as Exhibit A.  Terms beginning with initial capital letters within this Agreement have the special meaning defined in the Plan (or in this Award Agreement, if defined herein).

This Award is subject to your execution of this Award Agreement [within 75 (seventy-five) days] 1 after the Grant Date specified in Section 1 below.  By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan and this Award Agreement, subject to the provisions set forth below.  As a result, you should not execute this Award Agreement until you have carefully considered the terms and conditions of the Plan and this Award, plus the information disclosed within the Plan prospectus, and consulted with your personal legal and tax advisors about all of these documents.

1.Specific Terms.  Your RSUs have the following terms:

Name of Participant	Name
Number of RSUs Subject to Award	##,###
Purchase Price per Share (if applicable)	Not applicable.
Grant Date	[●]
Vesting/ Restricted Period	[●], provided that your Continuous Service has not ended before the particular vesting date.

__________________________

1 Note to Company: Discuss whether to retain this requirement.

Exhibit 10.2

Deferral Elections[2]	☐Permitted if approved by the Committee in accordance with Section 5.9 of the Plan ☐Not allowed.
Recapture and Recoupment	☐Section 5.13 of the Plan shall apply re Termination, Rescission, and Recapture of this Award. ☐Section 5.14 of the Plan shall apply re recoupment of this Award.

2.Termination of Continuous Service.  Subject to the terms of any employment agreement between you and the Company (and/or any Subsidiary) that is in effect on the Grant Date, this Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to terms of Section 1 above, on or before the date that your Continuous Service ends. For purposes of this Award Agreement, “Continuous Service” shall mean your period of service in the absence of any interruption or termination, as an employee of the Company or Subsidiary, non-employee director, or consultant to the Company or a Subsidiary. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from non-employee director to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Subsidiaries. Changes in status between service as an employee, non-employee director, and a consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. Subject to Section 409A of the Code, the Committee shall have the discretion to determine whether and to what extent the vesting of the Award shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for the Award shall be tolled during any such unpaid leave (but not for a paid leave).

3.Satisfaction of Vesting Restrictions.  No shares of Common Stock will be issued before you complete the requirements that are necessary for you to vest in the shares of Common Stock underlying your RSUs.  Within sixty (60) days after the later of (i) the date on which your RSUs vest, in whole or in part, or (ii) the distribution date or dates set forth in your deferral and distribution election forms (if permitted under Section 1, made by you, and approved by the Committee), the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one share of Common Stock for each vested RSU. The Company may satisfy any minimum statutory tax withholding required in connection with the vesting of your RSUs and employment taxes required by applicable tax law by: (i) requiring you to pay such amount in cash; or (ii) by deducting such amount out of any other

_________________________

2 Note to Company:  Does the Company ever permit deferrals? Confirm that the deferrals are administered in accordance with 409A of the tax code.

Exhibit 10.2

compensation otherwise payable to you. Certificates shall not be delivered to you unless all applicable employment and tax-withholding obligations have been satisfied.

4.Rights as a Stockholder.  You shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested and you become a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), you shall have no entitlement to receive such cash dividend, and the number of shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

5.Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying shares of Common Stock.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.  To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

6.Restrictions on Transfer of Award. Except as provided under the Plan and as set forth in Section 5 above, your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

7.Taxes.

(a)General.  By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Award (including taxes arising under Code Section 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

(b)Section 409A.   This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent any agreement between you and the Company provides for the Award to become vested and be settled upon your termination of employment, the applicable shares of Common Stock shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the

Exhibit 10.2

meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death.

8.Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company or any of its Subsidiaries or affiliates, nor shall it affect in any way the right of the Company or any Subsidiary or affiliate thereof to terminate your employment, service, or consulting relationship at any time, with or without cause; and (ii) the Company would not have granted this Award to you but for these acknowledgements and agreements.

9.Long-term Consideration for Award.  If Section 1 above provides for the application of Plan Section 5.13 to this Award, then by executing this Award Agreement you acknowledge and agree that the Company’s key consideration in granting this Award is securing your long-term commitment to serve as a key employee who will advance and promote the Company’s business interests and objectives, and, accordingly, you agree that this Award shall be subject to the terms and conditions of Plan Section 5.13 (relating to the termination, rescission, and recapture of this Award if you violate certain commitments made therein to the Company) as material and indivisible consideration for this Award.

10.Investment Purposes. By executing this Award, you represent and warrant to the Company that any shares of Common Stock issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

11.Securities Law Restrictions.  Regardless of whether the offering and sale of shares of Common Stock under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

12.Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

13.Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

Exhibit 10.2

14.Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15.Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by mail, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

16.Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

17.Modifications.  This Award Agreement may be modified or amended at any time, in accordance with the Plan, provided that any amendment that materially impairs your rights under this Award Agreement shall require your consent.

18.Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement, and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

19.Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

Exhibit 10.2

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is made under and governed by the terms and conditions of this Award Agreement and the Plan.

Aspira Women’s Health Inc.

By:

Name:  Robert Beechey

Title:  Chief Financial Officer

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

Exhibit 10.2

Exhibit A

Vermillion, Inc.

2019 Stock Incentive Plan

_______________________________

Plan Document

______________________________

Please click on link below to view the 2019 Stock Incentive Plan.

http://www.sec.gov/Archives/edgar/data/926617/000092661719000033/vrml-20190624xex10_1.htm

Exhibit 10.2

Exhibit B

Vermillion, Inc.

2019 Stock Incentive Plan

________________________________

Designation of Death Beneficiary

_________________________________

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

any Award that I have received or ever receive under the Plan.

the _________________ Award that I received pursuant to an award agreement dated ___________, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:

Name of Participant: